Exhibit 99.3


Event ID:   1071123
Event Name: Q1 2005 The Smith & Wollensky Restaurant Group, Inc. Earnings Conference Call
Event Date: 2005-05-19T21:00:00 UTC

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Notes:
Converted From Text Transcript
1071123
P: Operator;;
C: Alan Stillman;The Smith & Wollensky Restaurant Group, Inc.;Chairman & CEO
C: Alan Mandel;The Smith & Wollensky Restaurant Group, Inc.;CFO
P: Mark Levy;Alexander Capital;Analyst
P: Mark Lunder;Lunder Capital;Analyst
P: David Adler;Paragon Capital;Analyst
P: Tim Rice; Rice & Company

+++ presentation
Operator: Good afternoon, everyone, and thank you for joining us for The Smith & Wollensky Restaurant Group's first quarter 2005 earnings conference call. As you know, the Company issued its earnings press release earlier this afternoon. If you do not have it and would like a copy of the release faxed or e-mailed to you, please contact their office at 212-838-2061 and they will see that you get what you need immediately.

Before we begin, I would like to point out that any comments today that are forward-looking are pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the Company's business and prospects, including economic, competitive, governmental, food and labor supply, and other factors discussed in the Company's filings with the Securities and Exchange Commission.

Now I would like to turn the call over to Alan Stillman, Chairman and CEO of The Smith & Wollensky Restaurant Group.

Alan Stillman: Good afternoon and thank you for joining us. Many of you were with us about 10 days ago when we had our delayed annual conference call. This one is right on time and we're glad that it is on time to give you as much information on the first quarter as quickly as possible.

In the first quarter of 2005, consolidated restaurant sales increased 7.6% to $33 million. Comp sales increased by only 0.2%. However, our income for the quarter was $448,000, a significant improvement over the restated loss of $229,000 last year. This explained why and how we experienced a favorable cost of goods sold percentage during the first quarter of 2005, primarily based upon food costs.

We were able to improve upon the cost of goods sold by 3.3 percent in the first quarter. Strong banquet sales also supported our earnings in the first quarter with a sales increase of 33% company-wide over banquet sales last year. Due to the space of our restaurants and our flexibility at many of our restaurants, we have made the most of our ability to cater to larger groups and sometimes often on short notice, which gives us a distinct advantage.

We are continuing to reinvigorate all of our New York City restaurants. Cite is the last one, and that renovation is still not completed but should be completed during this quarter, which is the second quarter. As with our other restaurant renewal projects in Manhattan, at Park Avenue and Manhattan Ocean club, we have initiated an advertising and public relations campaign to support our efforts with the chef, decor and menu revisions.

Our newest restaurant in Boston continues to receive great customer and critical acclaim. Most major media outlets in Boston and the surrounding area have had outstanding reviews of the cuisine, service program and, certainly, the most remarkable decor, for which we can only take a little bit of credit for because it is about 100 years old.

Our great American wine list at all of our Smith & Wollensky locations continues to be well received by our guests. We have bolstered our diverse selection by offering our own Smith & Wollensky Private Reserve from the Napa Valley. It is currently priced at approximately our average bottle sales price, which is $59 for the S&W wine, and that is approximately our average sale price for a bottle of wine that is for sale.

We are continuing our search for a new president. We have met with some notable candidates and we hope, again, to have an announcement very quickly of a new selection.

As we discussed at our last earnings call, the transaction involving land in Las Vegas should close extremely shortly. We will announce this event with a press release and an 8-K as soon as we close.

Now I would like to turn the call over to Alan Mandel, our CFO, to reviews the first-quarter financial highlights.

Alan Mandel: Thank you, Alan. For the first quarter of 2005, as Alan has already mentioned, we had a net income of $447,000, or $0.05 per share on a diluted basis. And that compares to a restated loss of $229,000 for the first quarter of 2004. While we did experience an improvement in consolidated restaurant sales of 7.6% to $33 million for the quarter, our comparable consolidated restaurant revenues grew by only 2/10 of a percent to 28.83 million. Alan has mentioned our favorable food costs in the quarter and now I would like to go into more detail to give you a more complete picture of our results.

The principal driver in our earnings improvement for the first quarter was cost of goods sold. For comparable consolidated restaurants, our cost of goods sold was 297 basis points better than in the first quarter of 2004. As we recently discussed in our year-end call, the cost of beef was a major contributor to the improvement. The weighted average cost of beef purchased by us is approximately 23% below what we paid during the first quarter of 2004. In addition, the trend we noted in our last call, for a larger share of our revenue to come from banquet sales, which has a more favorable cost of goods sold ratio, continued.

Finally, as Alan was discussing, our wine cost of goods sold is being helped by a couple of factors. But, first of all let me point out that it improved significantly from 2004 to the first quarter of 2005. There are a couple of reasons. First is that the share of our wine revenues which are coming from our own cabernet has increased, with a favorable cost ratio compared to other choices, and we also took some pricing increases during 2004 which were not in place during the first quarter of 2004.

Turning to our payroll and related costs, the ratio for comparable consolidated units was worst for the first quarter by 33 basis points. We have been impacted by several factors. First, the minimum wage rate increased in two states where we operate and in the District of Columbia. Despite the impact -- that impact and the very modest increase in comparable unit sales, our general managers did a good job in holding the increase for the cost of wages and salaries within 7 basis points of the first quarter of 2004. However, in addition, we have seen increases in employer taxes, both the rate we pay and the maximum taxable level on which we pay that rate, and that,, along with some erosion in the cost of our health-care benefits costs, accounts for the remainder of the increase in payroll and related costs.

For the first quarter, our operating expenses were 19 basis points higher than in the first quarter of 2004 in our comparable consolidated restaurants. This involved modest increases in our operating supplies and utilities, partly offset by a reduced effective rate for credit card fees when compared to the same unit's performance in the first quarter of 2004.

Occupancy and related expenses were 32 basis points higher for comparable consolidated units in the first quarter. And this is primarily due to higher percentage rent at units where our leases include a percentage rent provision.

Marketing and promotion expenses are lower for the comparable consolidated restaurants by 52 basis points compared to the first quarter of 2004, and that is principally due to several events we held during the first quarter of 2004 which did not reoccur in the first quarter of 2005.

Depreciation and amortization increased by approximately $240,000 from the first quarter of 2004 to the first quarter of 2005, and this is a direct result of the investments we made last year in the Houston and Boston units.

All of the changes I just discussed resulted in an increase in income from our consolidated restaurant operations of approximately $730,000.

Continuing through the remainder of the P&L, our management fee income declined by $64,000 for the first quarter compared to the first quarter of 2004. All of the decline relates to ONEc.ps at the Plaza Hotel which ceased operations at the end of 2004.

Our G&A is approximately $300,000 lower in the first quarter of 2005 and 101 basis points improved -- excuse me -- 151 basis points improved. A significant portion of this savings was in travel and related expenses. Last year we incurred costs in support of the Houston opening, and this year we did not have the cost of an opening. In addition, since the presidential position is unfilled, payroll expense is lower than in 2004. The leverage we get from the added sales from Boston helped with the improvement in the ratio to sales.

Net interest expense for the quarter rose by about $120,000 as the cost of the debt incurred to open the Boston unit affected us. All this resulted in the income after tax which we have already given you of $447,000 for the quarter, or $0.05 per share on a diluted basis, compared to the restated loss last year of $229,000, or $0.02 a share.

With that, I would like to turn the call back over to the operator. And Alan and I will be happy to try to answer any questions you may have. Operator?



+++ q-and-a
Operator: (OPERATOR INSTRUCTIONS). Mark Levy, Alexander Capital.

Mark Levy: My question is for Alan. Alan, why is the management retention plan and the anti-takeover provisions you have proposed in the new proxy good for shareholders? These measures seem to be entrenching management and in conflict with creating shareholder value. I am troubled by the combination of these new proposals with the fact that the CEO personally owns the trademarks and the Company's flagship location in New York. It appears there's a tremendous amount of self-dealing by the management team, and the new proposals only further this disturbing trend.

Alan Stillman: What part of that question would you like to be answered first?

Mark Levy: Right from the beginning.

Alan Stillman: Take them one at a time and I will be more than happy to try and answer them.

Mark Levy: Terrific, Alan. Why did you propose -- why did you enact a management retention plan and the anti-takeover provisions in the new proxy?

Alan Stillman: They are two separate issues altogether, but a management retention plan has been discussed for quite some time and has been discussed by the Board, and has been accomplished by the Company. And the reason for putting that in, as I believe that you know -- you sound like you know a lot more about it than I do as a matter of fact -- is because of the fact that the stock currently is selling below the price that it should be selling at by a great deal, the book value itself. And therefore, it is only put in place for a hostile takeover because we are certainly not interested in having a hostile takeover for the stock that we believe is -- we know is selling below book value.

And the other question on the other things that were proposed have to be voted upon, as you know, by shareholders. And that vote will be announced at the proxy meeting and at the annual meeting. And that meeting -- those votes have not yet been counted, have not been seen. No one knows what they are. And therefore, you may be correct and it will become a negative vote.

Operator: (OPERATOR INSTRUCTIONS). Mark Lunder (ph), Lunder Capital.

Mark Lunder: Could you speak a little bit about your cost of goods sold and beef prices, and are you doing anything on hedging it out going forward?

Alan Mandel: It is not at a level where it appears to us to that it makes sense for us to lock or hedge at this point. As you know, Mark, as you've been following the story for a while, we did engage in some futures activity about a year and a half ago without a lot of success. What we have been able to do, though, is to obtain the supply at very favorable prices. And we're continuing to do that. We're not certain that this is the right time to do a lock of any extensive period of time. And our suppliers don't recommend that to us right now, so we have not done that.

Mark Lunder: Secondly, the other thing -- with your banquet business up so big, what do you account for that?

Alan Mandel: I think it's a couple of factors, and Alan probably has a response to that as well. Certainly, increased Wall Street activity helps us in some of our locations. Merger and acquisition activity. Plus, we have made some structural changes within the group. There's a different person overseeing the whole group. And I think the enthusiasm from that level has helped as well. I'm not sure if Alan wants to add any comment to that.

Alan Stillman: I think that really a lot of it has to do with the fact that when you go into the banquet business, it's dissimilar to the restaurant business in that it takes two to five years to grow. So, many of our units are not five years old, as you all know. And that part of the business continues to grow much quicker than regular restaurant business because it takes a commitment of sometimes up to a year to book a room because it is already taken. And then after you get to that point, the people that book will probably come back once a year. Sometimes you get conventions that don't come into that particular city except every other year. So, we believe that the banquet business is a much more continuing business into the future and will be growing faster in all of the newer units compared to some of the older units. So, I think you're going to continue to see that as people get to know us and know that it's a little bit unusual for steakhouses to have the size of the rooms that we do have available.

Operator: David Adler, Paragon Capital.

David Adler: The question I had -- in listening to the earlier question and going over the proposal in the proxy, is this company -- how do you answer the fact that is this being run for the management team or the shareholders? It seems like there are some conflicts of interest where the marks are owned by the management team personally, and yet I see these anti-takeover provisions which appear to me to be entrenching management. Kind of the same question. I'm not sure I heard an answer though.

Alan Stillman: It isn't true. I do not own the mark personally. I wish I did, as a matter of fact; it would be very valuable.

David Adler: Isn't it owned by St. James, which you are the general partner of?

Alan Stillman: It is owned by St. James, but I am not the owner of St. James. I am one of the owners. I own approximately 23 to 25% of St. James. I'm the general partner along with another general partner that represents the limited partners of St. James. All of this has been disclosed not only in the IPO, but continually year after year after year in the 10-Ks and God knows what else. And we have put it down as a potential conflict of interest, although up to this time, the conflict of interest is certainly not apparent in that we made an arms-length deal to pay to St. James for the right to use the mark worldwide, all the time, everywhere for restaurants, for any products, for anything that we sell -- for all intents and purposes, we own the right to the mark. And for that we are paying to them 2% of the gross, and have been doing so since 1996, I believe. So, this is a 10-year-old situation. And in fact we own the mark in perpetuity, so there is no end to this. There's not any problem with it leaving our ownership, so to speak. We have the right to the name forever and ever. Yes it's there, yes we owe 2% of our sales, and yes we have been paying it. We have also been able to use the name. And as you know, every time we open up a restaurant under the name Smith & Wollensky, it certainly has stood us in good stead to have that name in that we now are probably running four or five of the largest-grossing restaurants in the United States. So, I don't see it as a "conflict of interest." I see it as a royalty, and there are many, many, many companies that have a royalty to pay.

David Adler: I guess one follow-up question, just so I can understand the math then. On the Smith & Wollensky restaurant in New York, they pay you 2.3% -- that is St. James, the firm that you have a stake in -- they pay Smith & Wollensky, the public company, 2.3% to manage the restaurant, but then you take -- of that 2.3%, you take 2% and pay it back.

Alan Mandel: It doesn't work that way, David.

Alan Stillman: They're two separate agreements that one has absolutely nothing to do with the other. One agreement is 27 years old made with the pre-runner of Smith &

Wollensky Restaurant Group, which was called The New York Restaurant Group, would get paid 2.3% of the gross at St. James for running it, operating it, doing all the marketing, doing all the advertising, doing all the accounting, etcetera, etcetera, etcetera. Then 15 years later there was an agreement made that we would be able to go and open up Smith & Wollensky restaurants anyplace in the world, sell Smith & Wollensky wine, sell Smith & Wollensky salad dressing forever, and for that right -- the public company wasn't public at the time -- but the Company would pay back 2% of the gross to St. James for that right.

David Adler: I understand. But, given where we are today, if I go out and buy a steak at Smith & Wollensky in New York, is it correct to say that 2% of that $30 or whatever it is is paid for the mark?

Alan Mandel: David, this is Alan Mandel. No, that's not true. Because those sales at 49th Street in New York are not part of the public company sales and there is not a royalty fee paid from the public company for the sales of the 49th Street restaurant to the St. James Associates. It is the out-of-town, out-of-New York City Smith & Wollensky restaurants that we pay the 2% on. That entity, St. James, is a separate and distinct entity. And as Alan pointed out, it pays us 2.3% of its sales, which last year was around $650,000 as a fee for the management, the accounting, the purchasing, the wine department support -- all of the corporate functions that we perform here which they share along with Maloney & Porcelli, which we do not own, The Post House, and all the out-of-town restaurants. And that is their contribution to the cost.

In addition to the 2.3% that they pay us, the public company, they also pay a share of the marketing. When we do national marketing, as you have seen with Craig Stadler for example, we share that cost equally -- we share that cost -- excuse me -- in proportion to sales of the restaurants, including 49th Street. So, they are contributing a fairly significant amount of dollars to the annual marketing budget.

I would also point out when you mentioned before and Alan was talking a little bit about the structure within St. James, the other general partner is not anybody who is affiliated with Smith & Wollensky Restaurant Group, the public company, at all; it is an outside person that we do not have any control over.

David Adler: One final question and I will leave the floor open. I noticed in The Post House you guys had a 6% that is the management services agreement which my understanding is that is market. Why is it so low, the 2.3%? And then I am done.

Alan Stillman: 6% is also something that has been in effect for 20 years. You're talking about two different entities. One is a restaurant that does $6 million and one is a restaurant that does $26 or $27 million. So, it does seem to be -- both seem to me to be an appropriate amount of a fee to run them. On the other hand, it is certainly understandable that one was negotiated 27 years ago and one was negotiated 17 years ago. So, at the time they were both arms-length transactions. And it's the kind of thing that happens in many businesses. I think basically the reason for it is volume.

Operator: (OPERATOR INSTRUCTIONS). Tim Rice.

Tim Rice: (technical difficulty)

Alan Mandel: Tim, we're having a great deal of difficulty hearing you. Are you on a cell?

Tim Rice: Unfortunately I am. If you can't hear me I can just call you later.

Alan Mandel: You're coming in clearer now. Go ahead and try again.

Tim Rice: I was going to say I have just recently been introduced to the Company. And I'm kind of wondering if possibly one of the reasons that the stock has the inadequate valuation that you pointed out earlier in the call might be attributed to the fact that the public perceives that the public shareholders in this company may not be getting their just desserts in terms of the brand value of Smith & Wollensky. And maybe it might be in the shareholders and in your interest as well to try to find some way to put this all into one entity. Have you considered that? Do you have a comment on that?

Alan Stillman: We have tried over the years many, many, many times to accomplish that. And so far we have not been able to come to an agreement to put them together. But, that has been a long process.

Tim Rice: My other question was whether there was -- you saw opportunities to expand in other cities with The Post House and Maloney & Porcelli brands?

Alan Stillman: Yes, there's opportunities for sure, but we are an extremely small company. And we perceive that the name Smith & Wollensky can be put into a whole bunch of cities, 100, 150, 200 cities, and it would be an easier time on a marketing basis and on anything -- accounting, advertising, marketing, public relations -- to have one entity. I don't believe that there is a reason for us to open up any other entities while we have the ability to go and blow what we wish to accomplish with Smith & Wollensky.

Operator: Mr. Stillman, we have no further questions at this time.

Alan Stillman: Okay. Thank you very much. I do believe that we had a very good first quarter and that things are continuing to look quite well. And seeing that I am the largest shareholder, I'm certainly trying to look out for our shareholders' interests as much as possible. Thank you for attending and listening.

Alan Mandel: Thank you.

Operator: Thank you, everyone. This does conclude today's teleconference. You may disconnect all lines at this time and have a wonderful day.